EXHIBIT 10.1

                           EMPLOYMENT AGREEMENT

      AGREEMENT dated as of January 7, 1997 between Competitive
Technologies, Inc. , a Delaware corporation (hereinafter referred to as "CTI"), and Frank R. McPike, Jr. of Ridgefield, Connecticut
(Hereinafter referred to as "McPike").

                                WITNESSETH:

      1.   Employment and Term.  CTI hereby employs McPike and
McPike hereby agrees to continue employment by CTI, for a period commencing on January 7, 1997 and ending on January 6, 2000, unless sooner terminated or extended as hereinafter provided.

      2. Extension of Term. Subject to the provisions of paragraph 9 hereof, the term of this Agreement shall be extended automatically for consecutive periods of twelve (12) calendar months, commencing after January 7, 2000, unless either party hereto shall give written notice to the other, not later than one hundred and twenty days prior to January 7, 2000, or January 7 of each calendar year thereafter, that either party elects to terminate this Agreement as of January 6 of the following year.

      3. Duties. During the term hereof McPike shall serve in the executive position of Chief Financial Officer of CTI and shall serve on its Board of Directors. He shall perform during normal business hours such duties as may be assigned to him from time to time by the Chief Executive Officer. McPike shall report directly to the Chief Executive Officer.

      4. Compensation. During the term hereof, CTI shall pay McPike compensation at the minimum rate of One Hundred Sixty-Seven Thousand Dollars ($167,000) per year, payable in twenty-six (26) equal payments per year during the term hereof. McPike's compensation shall be reviewed annually by the Board of Directors of CTI.

      5. Expense Reimbursement and Fringe Benefits. CTI shall reimburse McPike for all expenses incurred by him on behalf of or attributable to the business of CTI. McPike shall be entitled to receive (without cost to him) all medical and hospitalization benefits, group life insurance coverage, term life insurance coverage and all other benefits which CTI (or any of its associated companies) currently provides or which may be hereafter instituted.

      6. Restrictive Covenants. In the event that McPike terminates this Agreement, McPike covenants and agrees that, for a period of two (2) years following such termination, he will not engage, directly or indirectly, as an owner, employee, officer, agent, representative or otherwise, or become a principal stockholder, in any business operating in the United States of America which is competitive with, or substantially similar to, the principal business engaged in by CTI.

      7. Right of CTI to Injunction. If McPike violates the provisions of paragraph 6 hereof, CTI shall be entitled to an injunction to be issued by a court of competent jurisdiction enjoining the breach of said provisions by McPike.

      8. Safeguarding of Information. McPike agrees that (a) he will keep in strict confidence all proprietary information which he may acquire during his employment relating to the business or affairs of CTI or any of its associated companies; and (b) he will not, without prior written consent of CTI communicate, divulge, disclose, or use such confidential information except as may be required to perform his duties hereunder.

      9. Termination. In the event of the death of McPike, this Agreement shall terminate on the last day of the calendar month in which such death shall occur, provided that all accrued rights of McPike at the time of his death (including salary, stock options and severance pay installments) shall be paid to his wife, Patricia McPike, if and so long as she shall survive him. If his wife shall not survive long enough to receive the benefits of all such rights, any balance remaining thereafter shall be paid to McPike's estate.

      CTI shall have the right to terminate this Agreement:

      (a) at any time for cause, which for purposes hereof shall mean any criminal act by McPike; or

      (b) if McPike is personally unable to perform his duties hereunder for a period of six (6) consecutive months due to physical or mental illness, disability or incapacity; provided, however, that if CTI shall have terminated this Agreement because of such illness, disability or incapacity and such illness, disability or incapacity shall have been cured prior to the termination of this Agreement then, in such event, this Agreement shall ipso facto be reinstated for the remainder of the term hereof with the same force and effect as if CTI had never exercised its right of termination except that McPike shall not be entitled to compensation hereunder for the period during which this Agreement shall have been in a state of termination, and the executive duties to be performed by McPike hereunder shall be those as specified by the Board of Directors of CTI.

      10. Enforceability After Termination. The covenants and agreements set forth in paragraphs 6, 7, and 8 shall survive and be enforceable after the termination of this Agreement.

      11. Complete Agreement. This Agreement constitutes the complete agreement between CTI and McPike, no verbal or other statements, inducement or representations have been made to or relied upon by McPike, and no modification hereto shall be binding on either party unless in writing and signed by both parties hereto.

      12. Severability. If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

      13. Binding Upon Successor. This Agreement shall be binding upon and inure to the benefit of McPike and shall be binding upon and inure to the benefit of CTI and its successors and assigns.

      14. Governing Law. This Agreement shall be governed by the laws of Connecticut as to both interpretation and performance.

      IN WITNESS WHEREOF, Competitive Technologies, Inc. has caused this Agreement to be duly executed by its authorized officers and its corporate seal to be hereunto affixed, and Mr. McPike has duly signed and sealed this Agreement, all as of the day any year first written above.

                                        COMPETITIVE TECHNOLOGIES, INC.

                                        By:   S/ George M. Stadler
                                              George M. Stadler
                                              Chief Executive Officer
Accepted and Agreed:

This 7TH day of January, 1997


S/ Frank R. McPike, Jr.
Frank R. McPike, Jr.